EXHIBIT 3


                          TCI Ventures Group, LLC
                              Terrace Tower II
                              5619 DTC Parkway
                       Englewood, Colorado 80111-3000
                                                             August 1, 1998

Forstmann Little & Co. Subordinated
   Debt and Equity Management
   Buyout Partnership-IV
Instrument Partners
c/o Forstmann Little & Co.
767 Fifth Avenue, 44th Floor
New York, NY 10153

          Re: TCI Ventures Group, LLC, a Delaware limited liability company ("TCIV") and General Instrument Corporation, a Delaware corporation ("GI").

Ladies and Gentlemen:

          Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV, a New York limited partnership ("MBO-IV"), and Instrument Partners, a New York limited partnership (collectively with MBO-IV, "FLC"), collectively beneficially own 21,708,665 shares (such shares, together with all other shares of capital stock of GI now or hereafter owned by FLC being referred to herein as the "FLC Shares") of common stock, par value $.01 per share, of GI ("GI Common Stock").

          This letter confirms our agreement, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, that, from and after the date hereof and prior to December 31, 2005, FLC shall not sell, assign, transfer or otherwise dispose of any of the FLC Shares except in compliance with the terms of this letter agreement:

          1. (a) If FLC shall receive a bona fide offer in writing, which FLC proposes to accept (an "Offer"), from a third party (the "Offeror") to acquire all or part of the FLC Shares (the "First Refusal Shares"), FLC shall deliver to GI and TCIV a notice (a "Notice of Sale") containing a copy of the Offer, the identity of the Offeror and an offer to sell the First Refusal Shares to TCIV on the following terms: (i) if the Offer contemplates a purchase of the First Refusal Shares by the Offeror for consideration consisting solely of cash, then FLC's offer shall be to sell the First Refusal Shares for cash in an amount equal to the purchase price specified in, and otherwise on the terms and conditions contained in, the Offer, and (ii) if the Offer contemplates an acquisition of the First Refusal Shares by the Offeror for consideration any portion of which is not cash, then FLC's offer shall be to sell the First Refusal Shares for cash in an amount equal to the sum of the cash consideration and the fair market value of the noncash consideration (as determined pursuant to paragraph (c) below) specified in, and otherwise on the terms and conditions contained in, the Offer; provided, however that if the Offer is a public tender or exchange offer, made by a person that is not an affiliate of FLC, to acquire shares of GI Common Stock, the per share price to be paid for the First Refusal Shares shall be equal to the highest per share price actually paid for shares of GI Common Stock in such public tender or exchange offer. The Notice of Sale shall specify the price at which the First Refusal Shares are offered, as provided in the preceding sentence. If TCIV desires to accept the offer set forth in a Notice of Sale, TCIV shall, within 30 days of receipt of such Notice of Sale, notify FLC in writing of its intention to acquire the First Refusal Shares.

               (b) If (i) TCIV does not timely accept the offer set forth in a Notice of Sale, or (ii) the purchase of the First Refusal Shares is not consummated within the period set forth in Section 2(a)(iii) for any reason other than a breach by FLC of any of its covenants, representations or warranties that are a condition to consummation of such purchase, then TCIV shall be deemed to have rejected such offer as of the last date for accepting such offer or closing such purchase, as applicable, and FLC shall have the right, at any time during the thirty day period beginning on the date that the offer set forth in a Notice of Sale is deemed rejected or the day following the last day of the period set forth in Section 2(a)(iii), as applicable, to enter into a binding agreement to sell all of the First Refusal Shares to the Offeror on terms and conditions no less favorable in the aggregate to FLC than those set forth in the Offer, and thereafter (within the period specified below in this paragraph (b)) to sell all of the First Refusal Shares to the Offeror pursuant to such agreement. If FLC does not enter into such an agreement during such thirty-day period, or does not close the sale thereunder within sixty days after execution of such an agreement (subject to extension for a maximum of one hundred eighty additional days to the extent required to obtain all required governmental and third party approvals), the procedure set forth above with respect to the Notice of Sale shall be repeated with respect to any subsequent proposed sale, assignment or other disposition of FLC Shares.

               (c) Before submitting a Notice of Sale pursuant to paragraph
(a) in response to an Offer that contemplates (i) a sale of the First Refusal Shares in conjunction with other assets, or (ii) an acquisition of the First Refusal Shares by the Offeror for consideration any portion of which is not cash, FLC and TCIV shall cause (A) if the Offer contemplates a sale of the First Refusal Shares in conjunction with other assets, the total consideration specified in the Offer to be allocated between the First Refusal Shares and such other assets, (B) if the Offer contemplates an acquisition of the First Refusal Shares by the Offeror for consideration any portion of which is not cash, the fair market value of the noncash consideration to be determined, in each case pursuant to this paragraph
(c):

                    (i) FLC shall deliver to TCIV a notice stating that FLC
               intends to deliver a Notice of Sale to which this paragraph
               (c) applies and identifying an appraiser (the "First Appraiser") who has been retained by FLC to allocate the total consideration specified in the Offer or to conduct an appraisal of the noncash consideration pursuant to this paragraph (c). Within ten business days after its receipt of FLC's notice pursuant to the preceding sentence, TCIV shall send a notice to FLC identifying a second appraiser (the "Second Appraiser") who shall be retained by TCIV to make such allocation or conduct such appraisal, as applicable, pursuant to this paragraph (c).

                    (ii) The First Appraiser and the Second Appraiser shall
               submit their independent determinations of the amount of consideration allocable to the First Refusal Shares or the fair market value of the noncash consideration as applicable, within thirty days after the date on which the Second Appraiser is retained. If the respective determinations of the First Appraiser and the Second Appraiser vary by less than ten percent of the higher determination, the amount of consideration allocable to the First Refusal Shares or the fair market value of the noncash consideration, as applicable, for purposes of paragraph (a), shall be the average of the two determinations.

                    (iii) If the respective determinations of the First
               Appraiser and the Second Appraiser vary by ten percent or more of the higher determination, the two Appraisers shall promptly designate a third appraiser (the "Third Appraiser"), who shall be retained by FLC and TCIV to make an allocation or conduct an appraisal pursuant to this paragraph (c). The First Appraiser and the Second Appraiser shall be instructed not to, and FLC and TCIV shall not provide any information to the Third Appraiser as to the determinations of the First Appraiser and the Second Appraiser or otherwise influence the Third Appraiser's determination in any way. The Third Appraiser shall submit its determination of the amount of consideration allocable to the First Refusal Shares or the fair market value of the noncash consideration, as applicable, within thirty days after the date on which the Third Appraiser is retained. If a Third Appraiser is retained, the amount of consideration allocable to the First Refusal Shares or the fair market value of the noncash consideration, as applicable, for purposes of paragraph (a), shall equal the average of the two closest of the three determinations, except that, if the difference between the highest and middle determinations is no more than 105% and no less than 95% of the difference between the middle and lowest determinations, then the amount of consideration allocable to the First Refusal Shares or the fair market value of the noncash consideration, as applicable, for purposes of paragraph (a), shall equal the middle determination.

                    (iv) Any appraiser retained pursuant to this paragraph
               (c) shall be nationally recognized as being qualified and experienced in the appraisal of assets comparable to the First Refusal Shares and, if applicable, any other assets proposed to be sold pursuant to the Offer and shall not be an affiliate of any party to this Agreement. All fees and expenses of the First Appraiser shall be borne by FLC, of the Second Appraiser shall be borne by TCIV and of the Third Appraiser shall be borne equally by FLC and TCIV.

                    (v) In determining the fair market value of the noncash
               consideration, each appraiser retained pursuant to this paragraph (c) shall: (A) assume that the fair market value of the applicable asset is the price at which the asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and each having reasonable knowledge of all relevant facts;
               (B) assume that the applicable asset would be sold for cash; and (C) use valuation techniques then prevailing in the relevant industry.

          2. (a) Any purchase and sale of the First Refusal Shares pursuant to Section 1 shall be subject to the following terms and conditions:

                    (i) FLC shall represent and warrant that TCIV will
               receive good and valid title to the First Refusal Shares, free and clear of all Liens of any nature whatsoever except for governmental and third party approvals required for transfers of shares of the GI Common Stock generally.

                    (ii) The closing of the purchase and sale shall be
               subject to the satisfaction of the following conditions:

                         (A) all applicable waiting periods under the
                    Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, shall have expired or been terminated;

                         (B) all governmental and third party approvals
                    expressly required with respect to the transactions to be consummated at such closing shall have been obtained, to the extent the failure to obtain such approvals would prevent FLC from performing any of its material obligations under the transaction documents or would result in any material adverse change in, or material adverse effect on, GI;

                         (C) there shall be no preliminary or permanent
                    injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the consummation of the transactions to be consummated at such closing; and

                         (D) the representation and warranty of FLC
                    contemplated by clause (i) of this Section 2(a) shall be true and correct at the closing of such sale with the same force and effect as if then made.

                    (iii) Unless otherwise agreed by the applicable
               parties, the closing of any purchase and sale of First Refusal Shares pursuant to Section 1 shall take place at the principal executive offices of GI at 10:00 a.m. local time on a business day selected by TCIV, provided that such closing shall occur as promptly as practicable, and in any event within sixty days after the acceptance of the applicable offer, subject to extension for a maximum of one hundred eighty additional days to the extent required to obtain all required governmental and third party approvals.

                    (iv) Unless otherwise agreed by the applicable parties,
               the purchase price shall be payable by wire transfer of same day funds or by certified or cashier's check drawn to the order of FLC, as specified by FLC.

               (b) In furtherance of the rights set forth in this letter agreement, GI agrees that, on reasonable notice following the delivery of a Notice of Sale, at reasonable times and without interfering with the business or operations of GI, it will provide reasonable assistance to FLC and TCIV in obtaining all necessary consents to any disposition of the First Refusal Shares.

               (c) FLC and TCIV shall each use commercially reasonable efforts to cooperate with the other in connection with FLC's efforts to transfer any interest in the First Refusal Shares in accordance with the provisions of Sections 1 and 2, including making qualified personnel available for attending hearings and meetings respecting any consents, approvals and authorizations required for such transfer and, at the request of FLC, making all filings with, and giving all notices to, third parties and governmental authorities that may be necessary or reasonably required to be made or given by FLC and TCIV in order to effect the contemplated transfers. Subject to the other provisions of this letter agreement, neither FLC or TCIV shall take any action to delay, impair or impede the receipt of any required consents, approvals or authorizations. "Commercially reasonable efforts" as used in this letter agreement shall not require any party to undertake extraordinary or unreasonable measures to obtain any consents, approvals or other authorizations.

          3. Notwithstanding anything herein to the contrary, FLC shall be permitted to effect the following transactions, free of the restrictions of this letter agreement: (a) a distribution of some or all of the FLC Shares by FLC to its partners, (b) the sale by FLC to a party or parties not affiliated with FLC of a number of the FLC Shares that when added to the aggregate number of FLC Shares sold pursuant to this exception subsequent to the date hereof and prior to such sale does not exceed in the aggregate 5% of the number of FLC Shares held as of the date hereof by FLC or (c) a registered public offering of some or all of the FLC Shares for cash. The FLC Shares sold or distributed pursuant to this Section 3 shall upon such sale or distribution cease to be subject to the provisions of this letter agreement.

          4. Any FLC Shares transferred to a party other than TCIV in compliance with the provisions of this letter agreement shall not thereafter be subject to the provisions of this letter agreement.

          5. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws thereunder.

          6. This letter agreement supercedes all prior agreements and understandings, oral or written, between FLC and GI on the one hand, and TCIV and Tele-Communications, Inc., a Delaware corporation and sole member of TCIV on the other hand, with respect to the subject matter hereof.

          Please confirm your agreement with the foregoing by countersigning this letter and returning an executed copy to us.

                                         Sincerely,

                                         Tele-Communications, Inc.

                                         By:
                                            -------------------------------
                                            Name:
                                            Title:
Agreed To And Accepted As
Of The Date Above Written:

Forstmann Little & Co. Subordinated         TCI Ventures Group, LLC
   Debt and Equity Management
   Buyout Partnership-IV
                                          By:
                                             ------------------------------
   By: FLC Partnership, L.P.,                Name:
       general partner                       Title:

       By:
          ------------------------------
          Name:
          Title: General Partner

Instrument Partners

   By: FLC XXII Partnership,
       general partner

       By:
          ------------------------------
          Name:
          Title:  General Partner

General Instrument Corporation



By:
   ------------------------------
   Name:
   Title: